July 31, 2013

Cytori Divests Puregraft® Products, Licenses Celution® for Alopecia and Options Broader Aesthetic Market Rights

San Diego, CA – Cytori Therapeutics (NASDAQ: CYTX) has entered into a $15 million three-part agreement with Bimini Technologies and its affiliates, Puregraft Technologies and Kerastem Technologies.  First, Cytori has sold global manufacturing and commercialization rights for the Puregraft® product line.  In exchange, Cytori has received a $5 million upfront payment and will receive up to an additional $10 million from commercial milestones related to future Puregraft® sales.  In addition, Bimini has acquired global, exclusive rights to commercialize the Celution® System for Alopecia (Hair Field).  Under the commercial agreement, Bimini will be responsible for all clinical studies, regulatory approvals and market development activities for Alopecia and will pay Cytori perpetual royalties on sales.  Finally, Bimini has acquired an exclusive option to license Celution® products for the global aesthetics market.  The option is effective until December 31, 2013.

“This transaction enables Cytori to monetize a non-core product, Puregraft®, simultaneously increase operational focus on core Celution® cell therapeutic applications and market development, and establish a strategic partnership in the development of new market opportunities in Alopecia,” said Christopher J. Calhoun, CEO for Cytori. “Under this agreement, Cytori maintains certain limited rights to Puregraft® and the related technology and receives an exclusive license from Bimini for cell-enriched applications and future development activities (in exchange for royalty payments on Puregraft® from Cytori to Bimini), which in the aggregate, represent significant market opportunities for Cytori.”

“Our vision is to develop a leading company in the expanding cash-pay aesthetics market,” reported Bradford Conlan, CEO of Bimini.  “Puregraft® represents a best-in-class solution that addresses the emerging fat grafting market.  Expanding into the Alopecia market adds depth and innovation to our portfolio and increases potential utilization of Puregraft® as an integrated component with Celution® in the hair growth procedure.  Additionally, we will continue negotiations to acquire market rights from Cytori for the cell-based aesthetics market beyond Alopecia, which are actively underway and represent the next major step in expanding our portfolio.”

About Puregraft®

Puregraft® is an FDA-approved fat grafting product that allows patients to receive injections of their own fat in a single outpatient procedure.  Cytori originally developed Puregraft® to be used in combination with its cell therapy technology.  Given its simplicity and performance, Cytori has been offering Puregraft® as a stand-alone product to physicians in the U.S., Asia and Europe since 2010.

About Bimini Technologies

Bimini is a newly formed company and is based in San Diego, California.  Bradford Conlan, who has been part of the Cytori team for nearly 9 years developing and marketing both the Puregraft® and Celution® products, is the founding CEO of Bimini, as well as its affiliates Puregraft Technologies and Kerastem Technologies.  Additionally, Brad is joined by a small group of seasoned entrepreneurs and investors including James Conlan, Rich Heise, Jr., John Gasparovic, and Larry Nyhan.  The experience, knowledge, and resources of each of the founders will provide Bimini a significant advantage in creating a successful new company focused exclusively on the global aesthetics market.

About Cytori Therapeutics, Inc.

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions. Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements including those regarding potential milestones and execution of additional licensing agreements are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties, risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, as well as other risks and uncertainties described under the heading "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Contacts:

Investors                                Media

Tom Baker                                Megan McCormick

tbaker@cytori.com                                mmccormick@cytori.com

+1.858.875.5258                                           +1.858.875.5279